As filed with the Securities and Exchange Commission on January 28, 1997
                                                     Registration No. 333-19245
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           ---------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                       AMERICAN MEDICAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

        Delaware                                                75-2193593
-------------------------------                        -------------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)


                           ---------------------------


                           5847 San Felipe, Suite 900
                              Houston, Texas 77057
                                 (713) 783-8200
--------------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           ---------------------------

                     James T. Rash, Chief Executive Officer
                       American Medical Technologies, Inc.
                           5847 San Felipe, Suite 900
                              Houston, Texas 77057
                                 (713) 783-8200
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Stephen Irwin, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                           ---------------------------



                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 1997

PROSPECTUS

                                5,952,500 SHARES



                       AMERICAN MEDICAL TECHNOLOGIES, INC.
                          Common Stock ($.01 par value)



         This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of shares (the "Shares") of the Common Stock, $.01 par value (the "Common Stock"), of American Medical Technologies, Inc. d/b/a AMT Industries, Inc. (the "Company") that (i) were previously issued by the Company to the Selling Stockholders, or (ii) will be issued by the Company to the Selling Stockholders upon the exercise of certain warrants to purchase Common Stock. The Shares are being reoffered and resold for the account of the Selling Stockholders. The Company will not receive any proceeds from the resale of the Shares by the Selling Stockholders, but will receive amounts upon exercise of warrants which amounts will be used to repay indebtedness and for working capital and other corporate purposes. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Use of Proceeds."

         The Selling Stockholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Stockholders may effect such transactions through public or private markets by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Stockholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in privately negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

         The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "AMTI." On January 24, 1997, the closing bid price for the Common Stock as reported by Nasdaq was $2.00.

--------------------------------------------------------------------------------


             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
           A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS
               WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                      SEE "RISK FACTORS" AT PAGE 3 HEREOF.

--------------------------------------------------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


  CERTAIN MATTERS DISCUSSED IN THIS REGISTRATION STATEMENT ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL
               RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.

                  The date of this Prospectus is       , 1997.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the internet at http://www.sec.gov.

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended September 30, 1996 (and as amended on Form 10-K/A) which has been filed with the Commission pursuant to the Exchange Act, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The description of the Common Stock contained in the Company's Registration Statement on Form 10, as amended, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to American Medical Technologies, Inc. at 5847 San Felipe, Suite 900, Houston, Texas 77057, Attention: Secretary. Oral requests should be directed to such officer (telephone number (713) 783-8200).

                          ---------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this

Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION.

CASH  FLOW  DEFICIENCIES;  HISTORY  OF  LOSSES;  POSSIBLE  NEED  FOR  ADDITIONAL
FINANCING

         The Company has a history of limited working capital and had cash flow deficiencies in the fiscal years ended September 30, 1995 and 1996 of $737,034 and $1,740,624, respectively. If the Company is unable to generate adequate cash flow from operations, the Company's business may be materially and adversely affected. In addition, although the Company had net income of $1,215,118 for the year ended September 30, 1996, it incurred a net loss of $3,417,869 for the fiscal year ended September 30, 1995. The Company's ability to fund its operation timely depends primarily upon its success in manufacturing, marketing and selling its products. There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future.

         If the Company is unable to generate sufficient cash flow from its operations it would have to seek additional borrowings, effect debt or equity offerings or otherwise raise capital. There can be no assurance that any such financing will be available to the Company, or if available, that the terms will be acceptable to the Company. In addition, the ability to raise other capital might be restricted by financial covenants contained in currently existing borrowing agreements.

REVOLVING CREDIT FACILITY

         The Company, through its wholly-owned subsidiary, Tidel Engineering, Inc., has a revolving credit facility which expires on May 31, 1997. There can be no assurance that the Company will be able to further extend its revolving credit agreement or refinance the amount outstanding under such agreement. If the Company is unable to extend its revolving credit agreement or refinance the amount outstanding under such agreement, the Company's business will be materially and adversely affected. At September 30, 1996, $2,640,387 was outstanding under such agreement.

INTELLECTUAL PROPERTIES

         The Company's success depends, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company owns United States patents for certain of its products and expects to continue to file product, process and use patent applications with respect to products or improvements developed in the future. There can be no assurance, however, that such patent applications will be filed, or if filed, that patents will be issued to the Company or, if issued, will be adequate to protect its products. In addition, it is not possible to predict the degree of protection that patents will afford. It is possible that patents issued to or licensed by the Company will be successfully challenged, that the Company may unintentionally infringe patents of third parties or that the Company may have to alter its products or processes or pay licensing fees or cease certain activities to take into account patent rights of third parties, thereby causing additional unexpected costs and delays which may have a material adverse effect on the Company's business.

         In addition, competitors may obtain additional patents and proprietary rights relating to products or processes used in, necessary to, competitive with or otherwise related to those availed of by the Company. The scope and validity of these patents and proprietary rights, the extent to which the Company may be required to obtain licenses under these patents or under other proprietary rights and the cost and availability of licenses are unknown, but these factors may limit the Company's ability to market its existing or future products.

         The Company also relies upon unpatented trade secrets and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its rights to unpatented trade secrets.

DEPENDENCE ON PRINCIPAL PRODUCTS

         The Company expects to derive most of its revenue from sales of its automatic teller machine products. Accordingly, the Company's future success and financial performance will depend in large part on its ability to successfully market and sell its automatic teller machine products. If the Company is unable to compete successfully in this business, the Company's financial condition and results of operations will be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of James
T. Rash, Chairman of the Board, Chief Executive Officer and Chief Financial Officer or Mark K. Levenick, President of the Company's operating subsidiaries could have a material adverse effect on the operations of the Company. The Company has keyman life insurance on the life of Mr. Rash in the amount of $1,000,000, with the Company named as the sole beneficiary. In addition, a subsidiary of the Company has key-man life insurance on the life of Mr. Levenick in the amount of $1,000,000, with the subsidiary named as the sole beneficiary. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees, including those with the expertise necessary to operate the business of the Company. There can be no assurance that the Company will be able to attract, motivate and retain such persons.

COMPETITION

         Competition in the automated teller machine manufacturing business is substantial. Large manufacturers such as Diebold, NCR and Fujitsu dominate the marketplace. Direct competition to the Company in the quickly growing, low cost automated teller machine and scrip machine market currently consists of other companies such as Triton and Dessault. The Company believes that the lower purchase price and ongoing operating expenses related to its automated teller machine permit the Company to compete effectively in the low cost market.

         Direct competition to the Company in the domestic market for timed access cash controllers comes principally from Allied Gary International, McGunn, Scitak and AutoVend. AutoVend is the only manufacturer other than the Company which features cash controllers as a major product line.

         Competition to the Company in its environmental monitoring systems product line is significant. There are at least six active competitors on a level with the Company, consisting of EBW, Emco Wheaton, Gilbarco, Petrovend, Red Jacket, and Veeder-Root. The competition manufactures systems which provide general leak detection and fuel management capabilities. Further, all of these companies have significant name recognition in the industry and have capital resources which are significantly greater then those presently available to the Company.

NO DIVIDENDS

         The Company has never paid dividends on its Common Stock. The Company currently intends to retain earnings, if any, to provide funds for the operation and planned expansion of the business and does not anticipate paying any cash or stock dividends to its shareholders in the foreseeable future. Additionally, the Company's revolving credit agreement includes a restriction prohibiting the payment of dividends.

SHARES ELIGIBLE FOR FUTURE SALE

         The sale, or availability for sale, of substantial amounts of Common Stock offered hereby, and in the public market pursuant to Rule 144 promulgated under the Securities Act or otherwise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

         The shares of Common Stock issuable upon exercise of the warrants or the Common Stock registered in the Registration Statement of which this Prospectus is part will be freely tradeable without restriction under the Securities Act upon resale by the Selling Stockholders. As of the date hereof, up to 5,400,000 shares of Common Stock could be issuable by the Company if all of such warrants are exercised. The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

ENVIRONMENTAL RISKS

         The Company's operations include product lines which provide leak detection and fuel management of underground petroleum storage tanks and their associated piping systems. This activity is subject to a variety of United States, federal, state and local laws, rules and regulations governing the storage, manufacture, use, discharge, release and disposal of product and contaminants into the environment or otherwise relating to the protecting of the environment. These regulations include, among others, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act of 1970, as amended (the "Clean Air Act"), the Clean Water Act of 1972, as amended (the "Clean Water Act"), the Toxic Substances Control Act of 1976 ("TSCA"), the Emergency Planning and Community Right-to-Know Act ("EPCRA"), and the Occupational Safety and Health Administration Act ("OSHA"). The Company's environmental monitoring systems, by their very nature, give rise to the potential for substantial environmental risks.

         Should the Company's monitoring systems fail to operate properly, releases or discharge of petroleum and related products and associated wastes could contaminate the environment. Such releases or discharges may give rise to potential liability under the environmental laws, rules and regulations of the United States, states, and local jurisdictions relating to contamination or threat of contamination of air, soil, groundwater and surface waters. Such indirect liability could expose the Company to monetary liability incident to the failure of the monitoring systems to detect potential leaks in underground storage tanks. While the Company endeavors to protect itself from such claims by limiting the types of services it provides, operating pursuant to contracts designed to protect the Company, instituting quality control operating procedures and, where appropriate, insuring against such claims, the Company cannot eliminate the risk of potential environmental liability.

                                   THE COMPANY

GENERAL

         American Medical Technologies, Inc., d/b/a AMT Industries, Inc. ("AMT" or the "Company") is a Delaware corporation engaged in the manufacture of automated teller machines, cash management security systems and environmental monitoring systems through its three wholly owned subsidiaries, AnyCard International, Inc., Tidel Cash Systems, Inc. and Tidel Engineering, Inc. (collectively "Tidel").

         On September 6, 1991, after an eight month period of inactivity, AMT became engaged in the business of medical waste management through its acquisition of substantially all of the assets and certain liabilities of Complete Compliance Corporation and 3CI Transportation Systems Corporation (collectively "3CI"). The purchase price was $6,741,884, which included cash, debentures and common stock.

         On April 14, 1992, AMT sold 580,000 shares of its 3CI common stock as a selling shareholder in an initial public offering by 3CI. The net proceeds to AMT of $3,064,800 were utilized principally to reduce the notes payable arising from the initial acquisition of 3CI assets.

         On February 7, 1994, AMT sold 1,255,182 shares of its holdings of 3CI common stock to Waste Systems, Inc. ("WSI") for $5,083,488, resulting in a gain of $2,229,725. The sale was in connection with the acquisition by 3CI of substantially all of the assets and liabilities of A/MED, Inc. ("A/MED") and American Medical Transports Corporation ("AMTC"), both majority owned subsidiaries of WSI, in exchange for 2,640,350 shares of newly issued 3CI common stock. The shares sold by AMT, together with the shares issued to the former shareholders of A/MED and AMTC in the 3CI acquisitions, resulted in a change of control of 3CI whereby WSI owns a majority of the total outstanding shares of 3CI. AMT's investment in 3CI now consists of 680,818 shares of the outstanding common stock of 3CI, representing approximately 6.9% of the total outstanding 3CI shares.

         On September 30, 1992, AMT acquired all of the issued and outstanding capital stock of Tidel Engineering, Inc., a manufacturer of cash management systems, automated teller machines and environmental monitoring systems for a purchase price of $4,746,848. These operations currently represent the sole business of the Company.

MANUFACTURED PRODUCTS

         The following is a description of each product line manufactured by the
Company:

ANYCARD(TM) AUTOMATED TELLER MACHINES ("ANYCARD(TM)")

         The Company entered the automated teller machine ("ATM") market in October 1992, with the introduction of its original AnyCard(TM) II Model. The AnyCard(TM) ATM Cash System was an integration of Tidel's cash management equipment with electronic funds interface processing, utilizing a Personal Identification Number (PIN) system familiar to ATM users.

         The Company generated significant revenues from the sales of the original AnyCard(TM) product from October 1992 through March 1995 and rapidly achieved leadership in the low-cost ATM market. During the last half of fiscal 1995, however, the Company experienced a dramatic reduction in sales of this product. Management believes that this deterioration in sales resulted from increased competition from another manufacturer whose product, although comparably priced, included more features. Accordingly, the Company developed its newest product, the AnyCard(TM) sc, which offers substantially more features than the old product and is competitively priced to assist the Company in regaining its leadership in the low-cost ATM Market. The AnyCard(TM) sc can process larger transaction volumes and supports either armored car or self-serve cash replenishment. Sales of this product began in November 1995 and comprised the majority of the Company's revenues for fiscal 1996.

         Sales of the AnyCard(TM) II model were insignificant in fiscal 1996, and management has decided to discontinue the product line and liquidate the remaining inventory units in bulk. Certain raw materials will be maintained in stock to support more than 1,000 units which are presently in service, and the

Company has provided reserves for these inventories.


TIMED ACCESS CASH CONTROLLERS ("TACC")

         The Company's original product is its electronic cash management security system known as TACC, which acts both as a drop safe and as a cash dispenser. This unit serves as a depository for cash which is stored in plastic tubes that can be retrieved upon programmed commands at timed intervals. The TACC has been instrumental in the reduction of incidents of crime in many segments of the retail industry, including convenience stores, retail gasoline, specialty retailers, hospitality and entertainment.

         Management believes its TACC products are highly regarded in the retail market and have become standard equipment in virtually all new construction by major convenience store operators and gasoline retailers. The TACC systems are in use in all 7-Eleven stores in the United States, as well as in more than 88,000 other locations in the U.S. and 20 other countries. Current models allow for a computer interface which can be used in conjunction with offsite systems such as lotteries and point-of-sale systems.

         Management considers the international market for its TACC products to be potentially significant. Certain of the Company's largest customers during the fiscal year have been international distributors. Consequently, the Company has targeted Australia, U.K., Germany, Holland, Sweden, New Zealand, Korea, Taiwan, Thailand and Hong Kong for continued expansion.

ENVIRONMENTAL MONITORING SYSTEMS ("EMS")

         The Company's EMS product lines are designed to provide leak detection and fuel management of underground petroleum storage tanks and their associated piping systems. The EMS has the capability to print reports of requested date, verify fuel inventories and provide instant notification of alarm conditions such as leaks. The EMS can monitor up to eight storage tanks simultaneously, providing a cost efficient method of monitoring fuel inventories. In addition, the EMS console has communication ports for interface with point-of-sale terminals, modems and computers. The EMS is designed to for use petroleum retailers and other owners and operators of underground storage tanks ("UST"), who must comply with government mandated monitoring regulations for both tanks and piping systems.

         The original EMS product developed for domestic use was the 3000 series which incorporated several different probes purchased from a third party supplier. The line probes failed to function properly as excessive false alarms were registered. The supplier retrofitted the line probes in 1992, but the retrofitted probes also malfunctioned. On January 27, 1994, Tidel Engineering, Inc. sued the supplier seeking damages for the problems caused by the defective probes. Further, on December 21, 1994, the principal customer for the EMS-3000 series filed suit against Tidel Engineering, Inc. and the supplier seeking damages of $18 million. All matters related to this litigation have now been settled.

         The litigation relative to the line probes had a significant adverse effect on this product line of the Company's business. Sales from EMS products were $6,824,000 in 1993, declining to $1,586,000 and $1,269,000 in 1994 and
1995, respectively. In an effort to combat the negative impact of the this problem, the Company developed the EMS-3500 series which did not incorporate the probes used in the EMS-3000 series. Although the Company believes that the EMS-3500 Series is a state of the art system with advanced probe technology, sales of the product have been minimal due, in the opinion of management, to industry wide knowledge of the problems associated with the line probes used in the EMS-3000. As a result, marketing efforts have been discontinued with respect to the entire EMS product line in the United States. Several of the Company's existing customers are in process of converting all of their store locations to this product and the Company will continue to sell EMS products to accommodate their requirements. Total sales of EMS systems in fiscal 1996 were $954,610.

         Due to the matters discussed in the preceding paragraphs, management has written-off all of the intangible assets applicable to the EMS-3000 series and provides reserves for certain line probe inventories.

                             ----------------------

         The Company currently maintains its principal executive offices at 5847 San Felipe, Suite 900, Houston, Texas 77057, and its telephone number is (713) 783-8200.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the reoffer and resale of the Shares offered hereby by the Selling Stockholders. The Company will, however, receive the exercise price of the warrants when exercised by the holders thereof. If all of the warrants are exercised the net proceeds which would be received by the Company are estimated to be approximately $5,690,000. The Company intends to use such proceeds, if any, to repay existing indebtedness and for working capital and other corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the number of shares of Common Stock owned by each Selling Stockholder at January 3, 1997, (ii) the number of shares to be offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Stockholder after the completion of the offering. Except as set forth below, none of the Selling Stockholders has had a material relationship with the Company during the past three years.


                                                                                                                 Number of shares
                                                                                                                 of Common Stock/
                                                          Number of shares of            Number of                Percentage of
                                                             Common Stock              Shares to be             Class to be Owned
                                                          Beneficially Owned            Offered for              After Completion
                        Name                              at January 3, 1997              Resale                 of the Offering (1)
-------------------------------------------------      -----------------------     -------------------        ----------------------
Alliance Developments (2)                                       1,437,362                  125,000(3)               1,312,362/7.3%

Anglo American Pension Plan                                        81,250                   81,250(3)                          0/*


The Hugh Roy Cullen Estate Trust for
Isaac Arnold, Jr.                                                   2,103                    2,103(3)                          0/*


The Lillie C. Cullen Estate Trust for
Isaac Arnold, Jr.                                                   2,103                    2,103(3)                          0/*

1959 Trust for Robert Tilley Arnold                                 4,207                    4,207(3)                          0/*

Paul F. Barnhart, Trustee, Special                                 65,000                   65,000(3)                          0/*

BASD, Ltd.                                                         80,000                   40,000(3)                     40,000/*

Batavia Trading, Inc.                                              58,000                   58,000(3)                          0/*

Fred H. Beck                                                       12,500                   12,500(3)                          0/*

M.Y.I. Beck, M.D.                                                  25,000                   25,000(3)                          0/*

Leonard A. Bedell (4)                                             125,500                  125,000(3)                        500/*

Mark Beychock                                                       7,000                    7,000(3)                          0/*

Ann Binder                                                          7,000                    7,000(3)                          0/*

Todd M. Binet                                                      71,047                   65,547(3)                      5,500/*

Pinkye Lou Blair - Estate Trust                                     2,103                    2,103(3)                          0/*

David Bork                                                         25,000                   25,000(3)                          0/*

Michael E. Bradley                                                 10,700                   10,700(3)                          0/*

George M. Britton                                                  20,000                   20,000(3)                          0/*

James L. Britton, III (5)                                         898,500                  275,000(3)                 623,500/3.5%

James L. Britton, IV                                               60,000                   60,000(3)                          0/*

John J. Britton                                                    66,250                   66,250(3)                          0/*

Judith P. Britton                                                  18,750                   18,750(3)                          0/*

The Bronstein Trust                                                30,000                   30,000(3)                          0/*

John R. Browne                                                     32,500                   32,500(3)                          0/*

Richard L. Brubaker                                                 6,750                    6,750(3)                          0/*

Anthony D. Bune                                                     9,800                    9,800(3)                          0/*

Wilbur L. Burgess                                                  25,000                   25,000(3)                          0/*

George V. Burkholder                                               21,707                   21,707(3)                          0/*

Don M. Canada                                                      60,000                   25,000(3)                     35,000/*

Chrismer, Inc.                                                     35,000                   35,000(3)                          0/*

Jerrell G. Clay (6)                                               279,605                  279,605(3)                          0/*



                                                                                                                 Number of shares
                                                                                                                 of Common Stock/
                                                          Number of shares of            Number of                Percentage of
                                                             Common Stock              Shares to be             Class to be Owned
                                                          Beneficially Owned            Offered for              After Completion
                        Name                              at January 3, 1997              Resale                 of the Offering (1)
-------------------------------------------------      -----------------------     -------------------        ----------------------
Creekwood Capital Corp.                                            30,000                   30,000(3)                          0/*

E. Scott Crist                                                     14,000                   14,000(3)                          0/*

Marion J. Danna                                                   504,000                     300,000                   204,000/1.1%

Sol Davis                                                          65,000                   40,000(3)                     25,000/*

Robert M. Dunn                                                     27,000                   27,000(3)                          0/*

Equity Resource Group of Indian River
County, Inc.                                                       10,516                   10,516(3)                          0/*

Felton Investments, Ltd.                                          100,000                  100,000(3)                          0/*

Terry Feuchtinger                                                 285,300                  208,500(3)                     76,800/*

David L. Fink                                                      14,000                   14,000(3)                          0/*

The Valerie A. Fitzgerald Trust                                     6,000                    6,000(3)                          0/*

Charles F. Ford                                                    45,000                   45,000(3)                          0/*

Jack Gilardi                                                       10,000                   10,000(3)                          0/*

Walter B. Grimm                                                     7,250                    6,250(3)                      1,000/*

Guadalupe Funding Company                                          37,859                   37,859(3)                          0/*

Richard S. Gunther                                                 30,000                   30,000(3)                          0/*

GVR, Inc.                                                          50,000                   50,000(3)                          0/*

Titus H. Harris, Jr.                                                1,052                    1,052(3)                          0/*

W.K. Horwitz                                                       29,250                    6,750(3)                     22,500/*

Hub, Inc.                                                          42,065                   42,065(3)                          0/*

Stephen Irwin                                                      50,000                   50,000(3)                          0/*

Charles W. Janke                                                  278,750                  208,750(3)                     70,000/*

Mahesh D. Kanojia                                                 431,850                  171,250(3)                   260,600/1.4%

Robert W. Kasten                                                   22,500                   22,500(3)                          0/*

Gerald Kissner                                                    149,030                  131,530(3)                       17,500/*

Jeffrey D. Kissner                                                 13,030                    3,030(3)                     10,000/*

Douglas M. Kissner                                                 65,530                   15,530(3)                     50,000/*

Robert M. Kissner                                                  13,030                    3,030(3)                     10,000/*

The Estate of Stephen J. Knuckley                                 297,500                  125,000(3)                 172,500/1.0%

Joseph Sek-Man Kong                                               114,469                   80,000(3)                     34,469/*

Raymond P. Landrey                                                 50,000                   40,000(3)                     10,000/*

Dennis J. Lavalle                                                  21,033                   21,033(3)                          0/*

Randy G. Lee                                                       45,000                   45,000(3)                          0/*

Mark K. Levenick (7)                                           166,916(8)                  100,000(3)                     66,916/*

Wayne Levi                                                         18,000                   18,000(3)                          0/*

Blake T. Liedtke                                                    6,310                    6,310(3)                          0/*

Thomas J. Lykos                                                    40,000                   40,000(3)                          0/*

M. Brent McManus                                                   12,500                   12,500(3)                          0/*

Merit Growth Fund I, LLC                                           50,000                   50,000(3)                          0/*

Peter B. Morin                                                      8,750                    8,750(3)                          0/*


                                                                                                                 Number of shares
                                                                                                                 of Common Stock/
                                                          Number of shares of            Number of                Percentage of
                                                             Common Stock              Shares to be             Class to be Owned
                                                          Beneficially Owned            Offered for              After Completion
                        Name                              at January 3, 1997              Resale                 of the Offering (1)
-------------------------------------------------      -----------------------     -------------------        ----------------------
Jerome L. Murtaugh (9)                                            275,000                  275,000(3)                          0/*

Ivan Nagy                                                          10,000                   10,000(3)                          0/*

Arlene Nathan                                                       3,030                    3,030(3)                          0/*

Rajnikant R. Patel                                                 35,000                   35,000(3)                          0/*

Pennebaker/LMC                                                     15,000                   15,000(3)                          0/*

Till A. Petrocchi                                                  45,000                   10,000(3)                     35,000/*

Larry H. Ramming                                                  251,250                  246,250(3)                      5,000/*

James T. Rash (10)                                            605,000(11)                  275,000(3)                 330,000/1.8%

Ronald C. Redd                                                     52,000                   52,000(3)                          0/*

The Reese Grandchildrens Trust                                     25,000                   25,000(3)                          0/*

Gregory A. Reid                                                    14,000                   14,000(3)                          0/*

Riddle & Withrow, Inc.                                              5,000                    5,000(3)                          0/*

Earl S. Rivers                                                    412,000                 230,000(12)                 182,000/1.0%

Larry F. Robb                                                     174,500                  101,000(3)                     73,500/*

Jonathan F. Rose                                                   37,500                   37,500(3)                          0/*

Paul M. & Terry Roth                                               17,000                   17,000(3)                          0/*

Victor J. Scaravilli                                               60,000                   60,000(3)                          0/*

Fred Schneiderman                                                  35,000                   35,000(3)                          0/*

SDL Partners Limited                                               25,000                   25,000(3)                          0/*

Michael L. Schonberg                                               20,000                   20,000(3)                          0/*

Randall P. Singleton                                               17,500                   17,500(3)                          0/*

St. James Capital Corp.                                            56,000                   56,000(3)                          0/*

B.A. and Pamela M. Street                                          16,250                   16,250(3)                          0/*

SV Capital Partners, L.P.                                         203,099                  203,099(3)                          0/*

James M. Tamarelli                                                  6,000                    6,000(3)                          0/*

Bernardo Treistman                                                 12,500                   12,500(3)                          0/*

Dulcie Tsu                                                         10,000                   10,000(3)                          0/*

Irene Tsu                                                          10,000                   10,000(3)                          0/*

Ronald Urvater                                                     15,000                      15,000                          0/*

Thomas M. Vertin                                                   26,291                   26,291(3)                          0/*

Otis J. Winters (13)                                              325,000                  325,000(3)                          0/*

Wolnoms Limited                                                    25,000                   25,000(3)                          0/*

Brian K. Zapalac                                                   45,000                   45,000(3)                          0/*

-------------------
* Less than 1%

(1) Assumes the issuance of an aggregate of 5,517,500 shares of Common Stock offered hereby upon the exercise of warrants.
(2) Alliance Developments owns greater than 10% of the Company's outstanding Common Stock.
(3) Consists solely of Common Stock issuable upon the exercise of currently exercisable warrants.
(4) Mr. Bedell served as Executive Vice President, Chief Financial Officer and Treasurer of the Company until December 31, 1994.
(5)      Mr. Britton is a director of the Company.
(6)      Mr. Clay is a director of the Company.
(7) Mr. Levenick is a director of the Company and president of the operating subsidiaries of the

         Company.
(8) Consists of (i) 100,000 shares of Common Stock issuable upon the exercise of currently outstanding warrants, (ii) 66,666 shares of Common Stock issuable upon the exercise of currently outstanding stock options, and (iii) 250 shares of Common Stock presently outstanding.
(9)      Mr. Murtaugh is a director and serves as counsel to the Company.
(10) Mr. Rash is a director, Chief Executive Officer and Chief Financial Officer of the Company.
(11) Consists of (i) 275,000 shares of Common Stock issuable upon the exercise of currently outstanding warrants, (ii) 80,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options, and (iii) 200,000 shares of Common Stock presently outstanding and held in escrow, the release therefrom being subject to the direction and determination of the Vancouver Stock Exchange or the British Columbia Superintendent of Brokers, and (iv) 50,000 shares of Common Stock presently outstanding.
(12) Consists of (i) 110,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants and (ii) 120,000 shares of Common Stock presently outstanding.
(13)     Mr. Winters served as a director of the Company until May 6, 1996.

         There is no assurance that the Selling Stockholders will exercise their warrants or, will otherwise opt to sell any of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, other additional shares of Common Stock beneficially owned by the Selling Stockholders, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by the Selling Stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Stockholders are first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. The Company intends to distribute to each Selling Stockholder a letter setting forth the procedures whereby such Selling Stockholder may use the Prospectus to sell the shares and under what conditions the Prospectus may not be used. The Selling Stockholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

         The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Stockholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Society National Bank, c/o KeyCorp Shareholder Services Inc., 4900 Tiedeman Road, Brooklyn, Ohio 44144.

                              PLAN OF DISTRIBUTION

         This Prospectus covers 5,952,500 shares of Common Stock. All of the Shares offered hereby are being sold by the Selling Stockholders. The securities covered by this prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares by the Selling Stockholders, but will receive amounts upon exercise of the warrants, which amounts would be used to repay indebtedness and for working capital and general corporate purposes.

         The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Selling Stockholders may sell the Shares offered hereby from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling
Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares commissioned by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders will pay any transaction costs associated with effecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of Common Stock by the Selling Stockholders.

         The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares that may be sold at any time and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Common Stock.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Stephen Irwin, who is of counsel to such Firm, holds warrants to purchase 50,000 Shares at an exercise price of $1.00 per Share.

                                     EXPERTS

         The consolidated financial statements and schedules of American Medical Technologies, Inc. and subsidiaries as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================
No dealer, salesperson or any other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby by anyone in any state in which such offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that information contained herein is correct as of any date subsequent to the date hereof.


================================================================================


================================================================================

                                -----------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Available Information..................................                        2
Incorporation of Certain
  Documents By Reference...............................                        2
Risk Factors...........................................                        3
The Company............................................                        5
Use of Proceeds........................................                        8
Selling Stockholders...................................                        9
Transfer Agent and Registrar...........................                       12
Plan of Distribution...................................                       12
Legal Matters..........................................                       13
Experts................................................                       13



                                -----------------








                                AMERICAN MEDICAL
                               TECHNOLOGIES, INC.


                               5,952,500 shares of
                                  Common Stock









                           ---------------------------


                                   PROSPECTUS
                           ---------------------------




                                  -------, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.
--------          --------------------------------------------

         The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered. With the exception of the SEC Registration Fee, all amounts are estimates.

SEC Registration Fee............................................        $ 4,284
Accounting Fees and Expenses....................................         10,000
Legal Fees and Expenses (other than Blue
Sky)............................................................         25,000
Blue Sky Fees and Expenses (including legal
and filing fees)................................................          8,000
Miscellaneous Expenses..........................................          2,716
Total...........................................................        $50,000


Item 15.          Indemnification of Directors and Officers
--------          -----------------------------------------

         Article 7 of the Company's Certificate of Incorporation and Article 9 of the Company's By-laws authorize the indemnification of directors, officers, agents and employees to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

Section 145 of the Delaware General Corporation Law provides as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participant and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

         See Item 17 below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

Item 16.          Exhibits.
--------          ---------

Exhibit No.               Description
-----------               -----------

     4 Form of Common Stock Certificate (incorporated by reference to such exhibit to the Company's Registration Statement on Form 10 dated November 7, 1988 as amended on Form 8 dated February 2,
               1989). (Registration No. 000-17288).

     *5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

      23(a)    Consent of KPMG Peat Marwick LLP.

     *23(b) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).

     *24       Power  of  Attorney   (included   on   signature   page  to  this
               Registration Statement).

------------------
* Previously filed.

Item 17.          Undertakings
--------          ------------

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on this 24th day of January, 1997.

                                        AMERICAN MEDICAL TECHNOLOGIES, INC.

                                        By:  /s/ James T. Rash
                                             --------------------------
                                                 James T. Rash, Chairman and
                                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                    Title                                Date
     ---------                    -----                                ----

/s/  James T. Rash                Chairman, Chief Executive     January 24, 1997
----------------------------      Officer and Financial
     James T. Rash                Officer and Director

*/s/ James L. Britton, III        Director                      January 24, 1997
----------------------------
     James L. Britton, III

*/s/ Jerrell G. Clay              Director                      January 24, 1997
----------------------------
     Jerrell G. Clay

*/s/ Mark K. Levenick             Director and President of     January 24, 1997
----------------------------      the Operating
     Mark K. Levenick             Subsidiaries


*/s/ Jerome L. Murtaugh           Director and Secretary        January 24, 1997
----------------------------
     Jerome L. Murtaugh



* By: /s/ James T. Rash
      ----------------------
          James T. Rash
          Attorney-in-Fact